UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 25, 2025, the Hartman Group distributed the following letter to shareholders. A copy of the referenced letters sent to shareholders in August 2022 and sent to Broker-Dealers and Advisors on June 9, 2025 are attached hereto as Exhibits 99.1 and 99.2 respectively, and are incorporated herein by reference.

SEC FINALLY CAUGHT SILVER STAR

June 25, 2025

Dear Shareholders,

On June 23rd the Securities and Exchange Commission notified Gerald Haddock and Silver Star Properties REIT that its review of Silver Star’s definitive proxy statement indicates that the proxy statement fails to comply with the requirements of the Securities Exchange Act of 1934, the rules and regulations thereunder and the requirements of the form. You can read SEC’s letter in full here. This would not be the first of Silver Star’s regulatory violations. Silver Star has been recklessly lying and engaging in a smear campaign to hide their irresponsibility as fiduciary to the investor.

Silver Star Engages in Unbridled Disregard For the Law and Regulatory Constraints

•	Silver Star has not included audited financial statements with its proxy solicitation, a violation of securities rules and regulations.

•	A “Documents and Records” request, required by law, was denied by Silver Star.

•	During the current proxy solicitation, Silver Star suddenly alleges victory in the January 2024 Consent Solicitation. There is no record of the Hartman Group revocations having been counted, audited, or factored into their falsified Consent Solicitation results filed with the SEC. For more detail, read the June 9, 2025 letter sent to Broker-Dealers and Advisors.

Disciplined Return of Capital vs. Unrestrained Legal Warfare

I have no vendetta against the Silver Star Executive Board. However, they seem to have one against me. They have as their modus operandi this type of assault to cover their ineffectiveness in creating value to your investment. I proposed in August 2022 a strategic liquidation that would have preserved value. They preferred a takeover and a scorched earth campaign to ensure their entrenchment. Read the letter I sent in August 2022 outlining a disciplined strategy for liquidation that would have preserved shareholder value.

Silver Star In Violation of Proxy Rules

Silver Star continues to amass legal and regulatory violations while they continually and aggressively mount a misinformation and deflection campaign. What arrogance! What hubris! Silver Star is paving their own way for a class action lawsuit against them.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Thank you for your trust and support.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance Team

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.